Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Overstock.com, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-181422, 333-184344, 333-162674, 333-160512, 333-124441, and 333-123540) and on Form S-3 (No. 333-201035) of Overstock.com, Inc. of our reports dated March 12, 2015, with respect to the consolidated balance sheets of Overstock.com, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Overstock.com, Inc.
/s/ KPMG LLP
Salt Lake City, Utah
March 12, 2015